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FROM:	THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS IN THE REORGANIZATION CASE OF MCLEODUSA INCORPORATED
TO:	ALL UNSECURED CREDITORS OF MCLEODUSA INCORPORATED

CREDITORS COMMITTEE'S RECOMMENDATION TO VOTE
IN FAVOR OF AMENDED PLAN OF REORGANIZATION
OF MCLEODUSA INCORPORATED

        McLeodUSA Incorporated ("McLeodUSA") commenced a chapter 11 bankruptcy case on January 31, 2002. On February 13, 2002, the Office of the United States Trustee, a division of the U.S. Justice Department, appointed the members of the Official Committee of Unsecured Creditors of McLeodUSA (the "Creditors Committee"). The Creditors Committee presently is comprised of the following members: The Bank of New York; SAI High Yield, c/o AIG Global Investment Corp.; Obsidian Offshore, c/o BlackRock Financial Management, Inc.; OCM Yield Fund II, L.P., c/o Oaktree Capital Management, LLC; and Federated High Yield Fund, c/o Federated Investors, Inc. The Creditors Committee is represented by Milbank, Tweed, Hadley & McCloy LLP as its counsel and Chanin Capital Partners LLC as its financial advisor.

        McLeodUSA has proposed the "Amended Plan Of Reorganization Of McLeodUSA Incorporated" (the "Plan"). Following due consideration and negotiation with McLeodUSA, the Creditors Committee believes that the Plan represents the highest and best available recovery to unsecured creditors and is more favorable to unsecured creditors that any alternative plans that might be proposed. Accordingly, the Creditors Committee believes that acceptance of the Plan by unsecured creditors is in the best interests of such unsecured creditors and, on that basis, strongly urges unsecured creditors to vote to accept the Plan.

        Accompanying this letter is a copy of McLeodUSA's disclosure statement to accompany the Plan (the "Disclosure Statement"). The Disclosure Statement contains a description of the Plan, as well as discussions of McLeodUSA's operations and affairs, significant events that have occurred prior to and during the reorganization case, and certain pertinent financial information. Please read the Disclosure Statement and the Plan carefully so that you can make an informed decision regarding the Plan. Once you have done so, please complete and mail your ballot (also enclosed herewith) in accordance with the instructions accompanying the ballot. Please note that the deadline for the submission of ballots is March 27, 2002.

        Again, the Creditors Committee strongly recommends that you vote to accept the Plan.

The Creditors Committee

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CREDITORS COMMITTEE'S RECOMMENDATION TO VOTE IN FAVOR OF AMENDED PLAN OF REORGANIZATION OF MCLEODUSA INCORPORATED